Exhibit 10.2

Confidential Treatment

Requested

DEMAND SIDE MANAGEMENT AGREEMENT

This DEMAND SIDE MANAGEMENT AGREEMENT (this “Agreement”) dated as of February 6, 2008 is by and between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (“Con Edison”), and Public Energy Solutions, LLC, a New Jersey limited liability company (“Contractor”). Con Edison and Contractor are sometimes collectively referred to in this Agreement as the “Parties” and, individually, as a “Party.”

WHEREAS, Con Edison issued a Request for Proposals (the “RFP”) dated August 28, 2007 soliciting proposals for new demand side management measures, devices, and/or equipment (“DSM Measures”) that will reduce the need for additional electric capacity and/or defer certain capital investment in transmission and distribution system load relief in designated Con Edison electric networks;

WHEREAS, Contractor submitted a proposal in response to the RFP; and

WHEREAS, Con Edison reviewed Contractor’s proposal, Con Edison and Contractor have agreed on the provisions under which Contractor would furnish and install the DSM Measures set forth herein, and Contractor desires to furnish and install such DSM Measures and Con Edison desires to pay Contractor in order to obtain the benefit of the electric load reductions associated with such DSM Measures all upon the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Installation of DSM Measures; Load Reduction Guaranty. In accordance with the provisions of this Agreement, Contractor shall install or cause to be installed one or more of the DSM Measures listed in Exhibit A to this Agreement in the Con Edison electric network(s) and/or load areas, as applicable (each, an “Electric Network”) described in Exhibit B to this Agreement. The DSM Measures from among the list in Exhibit A that Contractor elects to install are referred to herein as the “Contract DSM Measures.” Contractor shall cause the existing electrical-related equipment, facilities and/or items that are replaced at a premises (by Contractor or at Contractor’s direction) by one or more Contract DSM Measures to be rendered permanently inoperable. Contractor guarantees that the Contract DSM Measures, when installed, shall achieve an electric load reduction, as determined in accordance with the procedures set forth in Exhibit D to this Agreement (the “M&V Procedures”), of at least the number of kilowatts (“KW”) in each Electric Network during the on-peak portions of the summer peak periods (such portions of such summer peak periods, as collectively defined in Exhibit E to this Agreement, are referred to herein as the “Summer Peak Periods”) during the period commencing on the date(s) (each, a “Load Reduction Commencement Date”) and continuing up to and including the date(s) (each, a “Load Reduction Expiration Date”) as set forth in Exhibit B. The period between the Load Reduction Commencement Date and the Load Reduction Expiration Date for a particular Electric Network is referred to herein as an “Electric Network Period” and the guaranteed electric load reduction for an Electric Network during the Electric Network Period is referred to herein as a “Contract Load Reduction Guaranty”). For each Electric Network to which this Agreement applies, each applicable Load Reduction Commencement Date, Load Reduction Expiration Date, Electric Network Period, and Contract Load Reduction Guaranty are set forth in Exhibit B to this Agreement.

2. Performance Standards; Compliance With Applicable Laws. Contractor shall cause the Contract DSM Measures to be installed and maintained in a good workmanlike manner, in accordance with all applicable laws, regulations and orders of governmental agencies with jurisdiction, including all environmental requirements, and in accordance with the generally prevailing good and acceptable practices in the industry. Contractor shall, and shall cause its subcontractors to, permit only those employees, agents and other persons acting on its behalf who have passed an adequate criminal background check to enter the premises of third parties in connection with Contractor’s performance under this Agreement.

3. Term. This Agreement shall become effective when each Party has executed and delivered it to the other Party and shall remain in force and effect until the expiration of the latest Electric Network Period for the Electric Network(s) set forth in Exhibit B to this Agreement, subject to the earlier termination of this Agreement pursuant to the provisions hereof (such period is referred to herein as the “Term”); provided, however, that applicable provisions of this Agreement shall continue in effect after the expiration or earlier termination of this Agreement to the extent necessary to provide for final billings, payments and adjustments related to the period prior to such expiration or earlier termination and, provided, further, that other provisions of this Agreement shall survive such expiration or earlier termination to the extent specifically expressed in such provisions.

4. DSM Measures Implementation Reports. A. For each Electric Network Period, Contractor shall submit one or more detailed reports in the form of Exhibit F to this Agreement (each, a “DSM Measures Implementation Report”) to Con Edison in electronic form for Con Edison’s approval. At a minimum, each DSM Measures Implementation Report shall include the following information for each Electric Network: (a) the names, addresses and Con Edison electric account numbers of those Con Edison customers located in such Electric Network who have committed to have Contract DSM Measures installed at their premises and indicate if the premises serve a customer who does not pay the monthly adjustment clause; (b) a full and complete description of the existing electrical-related equipment facilities and/or items (where applicable) to be replaced by the Contract DSM Measures and the KW usage of such existing electrical-related equipment, facilities and/or items determined in accordance with Exhibit D; (c) a full and complete description of the Contract DSM Measures to be installed at each such premises (which shall be from among the DSM Measures listed in Exhibit A hereto); (d) a statement of the load reduction in such Electric Network that will be achieved by those Contract DSM Measures (the sum of all load reductions in the DSM Measures Implementation Report(s) for an Electric Network shall be no less than the Contract Load Reduction Guaranty applicable to such Electric Network); (e) copies of the signed, written agreements binding on Contractor and each Con Edison customer committing to the installation, operation and maintenance of the Contract DSM Measures (and, where the Contract DSM Measures consist of clean distributed generation measures, an acknowledgement from the customer that the customer understands that Con Edison will not be supplying backup service for the electric load reduction provided by the clean distributed generation; (f) an acknowledgement from the customer that the customer understands that no inspection or verification by Con Edison with respect to any Contract DSM Measures shall constitute any promise, warranty or representation from Con Edison to the customer as to the installation, operation or effectiveness of any Contract DSM Measures; (g) copies of the signed, written agreements or purchase orders binding on Contractor and its suppliers, subcontractors, and/or customers under which Contractor will cause the Contract DSM Measures to be procured, delivered and installed no later than the June 1 of the first year of the applicable Electric Network Period and under which Contractor will cause the Contract DSM Measures to be maintained, repaired and, as necessary, replaced at all times during the Electric Network Period; (h) a detailed schedule pursuant to which the Contract DSM Measures will be installed in the premises of the identified Con Edison customers (which shall be consistent with the applicable Load Reduction Commencement Date); and (i) a full and complete schedule for the installation of the Contract DSM Measures (which schedule shall indicate that all such Contract DSM Measures shall be installed and operational no later than June 1 of the first year of the applicable Electric Network Period). Con Edison may waive the requirement to include any of the above listed items in any DSM Measure Implementation Report(s); provided, however, that no such waiver shall be effective unless it is in writing and signed by an authorized representative of Con Edison. Each DSM Measures Implementation Report submitted by Contractor (other than the last such report) shall describe in detail electric load reductions of no less than 100 KW of the applicable Contract Load Reduction Guaranty. Con Edison will have thirty (30) days from receipt of a DSM Measures Implementation Report to review, comment on, or accept such DSM Measures Implementation Report, and, if Con Edison does not respond within such thirty (30) day period, it will be deemed to have accepted such DSM Measures Implementation Report and the Contractor will be permitted to proceed with implementation of the Contract DSM Measures described therein. Notwithstanding the foregoing, Con Edison acknowledges that a Pre-Installation Inspection for a Residential Site (as defined in Exhibit G) may precede the inclusion of such site in a DSM Measures Implementation Report.

B. The DSM Measures Implementation Reports applicable to Electric Network Periods commencing on the Load Reduction Commencement Date of March 1, 2010 shall be submitted as follows: DSM Measures Implementation Reports for at least thirty percent (30%) of the applicable Contract Load Reduction Guaranty shall have been submitted to Con Edison no later than July 1, 2009; DSM Measures Implementation Reports for at least sixty percent (60%) of the applicable Contract Load Reduction Guaranty shall have been submitted to Con Edison no later than September 1, 2009; and DSM Measures Implementation Reports for one hundred percent (100%) of the applicable Contract Load Reduction Guaranty shall have been submitted to Con Edison no later than December 1, 2009. The DSM Measures Implementation Reports for one hundred percent (100%) of the applicable Contract Load

Reduction Guaranty for Electric Network Periods commencing on the Load Reduction Commencement Dates of March 1, 2011 and March 1, 2012 shall be submitted to Con Edison no later than September 1, 2010, and September 1, 2011, respectively. The provisions in this Section 4(B) concerning submission of DSM Measures Implementation Reports to Con Edison for one hundred percent (100%) of the applicable Contract Load Reduction Guaranty no later than the applicable specified dates set forth in this Section 4(B) are material provisions of this Agreement, but the provisions in this Section 4(B) concerning submission of DSM Measures Implementation Reports to Con Edison for any percentage of less than one hundred percent (100%) of the applicable Contract Load Reduction Guaranty no later than the applicable specified dates set forth in this Section 4(B) shall not be deemed to be material provisions of this Agreement. The specification in the preceding sentence concerning whether or not certain provisions of Section 4(B) of this Agreement are material provisions shall not be construed to affect whether or not other provisions of this Agreement are material provisions.

5. Status Reports and Load Reduction Forecasts. A. No later than the first week of each month during the period commencing with the first full month after the date of this Agreement first set forth above and ending with the first full month after the later of: (i) the latest Load Reduction Commencement Date set forth in Exhibit B hereto and (ii) the date of completion by Con Edison of the last Post-Installation Inspections and verification by Con Edison of the installation of the Contract DSM Measures hereunder, Contractor shall submit to Con Edison a status report, in electronic form, of Contractor’s activities in respect of this Agreement as of the end of the immediately prior month (each, a “Monthly Status Report”). Each Monthly Status Report shall include, at a minimum, the following information with respect to work relating to installing the Contract DSM Measures to be installed in each Electric Network: (a) information describing the work completed, the work in progress, and the work not yet commenced; (b) a comparison of the work performed with the schedule for work set forth in the applicable DSM Measures Implementation Report to the extent that such DSM Measures Implementation Report previously has been submitted (and if such DSM Measures Implementation Report has not previously been submitted, a comparison of the work performed to the schedule that Contractor intends to submit as part of the DSM Measures Implementation Report); (c) an explanation of the reason(s) why any work has fallen behind schedule and Contractor’s plan for regaining the schedule; (d) a description of recent and planned marketing and sales activities; and (e) all other information necessary for Con Edison to determine the progress of work, the electric load reductions likely to be achieved by the installation of Contract DSM Measures as of the last month covered by the Monthly Status Report, and the likelihood that the applicable Load Reduction Guaranties will be achieved by the applicable Load Reduction Commencement Dates.

B. Between February 1 and April 1 of each year until the end of the Term of this Agreement, Contractor shall submit to Con Edison a written, signed status report (each, an “Annual Status Report”) covering the period since the end of the period covered by the immediately prior Annual Status Report (the first Annual Status Report shall cover the period between the date of this Agreement and the date of such first Annual Status Report) that describes, as may be applicable, all maintenance, repair and replacement of Contract DSM Measures performed during such prior twelve-month period including the status of any such work that is not yet completed and Contractor’s schedule for completing it (each, an “Annual Status Report”). If requested by Con Edison, the Annual Status Reports shall be submitted on a form that Con Edison provides to Contractor in connection with such request.

C. No later than thirty (30) days prior to the Load Reduction Commencement Date for each Electric Network Period, Contractor shall submit to Con Edison, in electronic form, a forecast containing a good faith estimate of the cumulative load reduction to be achieved by Contractor in each month of such Electric Network Period (each, a “Load Reduction Forecast”).

D. Contractor shall provide such other reports concerning, as may be applicable, the status of the installation, maintenance, repair, and/or replacement of Contract DSM Measures as may reasonably be requested by Con Edison.

E. The provisions in this Section 5 concerning submission of Monthly Status Reports, Annual Status Reports, Load Reduction Forecasts and any other reports which may be required pursuant to Section 5(D), no later than the applicable specified dates, are material provisions of this Agreement.

6. Maintenance And Replacement Of Contract DSM Measures. A. Contractor shall, at all times during the Term of this Agreement, cause the Contract DSM Measures to be maintained, repaired and, as necessary, replaced so that the Contract DSM Measures remain in good operating condition and the electric load reduction in each Electric Network resulting from such Contract DSM Measures is no less than the applicable Load Reduction Guaranty (to the extent it has been satisfied) plus the amount of any Excess Load Reduction (as defined in Section 9) for which any installment of the Additional Price has been made.

B. Contractor shall provide written notice to Con Edison within ten (10) Business Days (as defined below) after Contractor becomes aware or reasonably should have become aware that Contract DSM Measures have ceased to operate in whole or in part, which notice shall include the expected schedule of their repair and/or replacement and the specifications of such replacements. Contractor agrees that all replacement parts of Contract DSM Measures and all replacement Contract DSM Measures shall produce the same or greater load reductions as such parts or measures they replace. Contractor further agrees that any electricity consuming equipment or parts thereof removed pursuant to this Agreement in order to install Contract DSM Measures shall be rendered permanently inoperable. For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Party.

C. Contractor agrees to cause all “planned” maintenance work on Contract DSM Measures (as opposed to “emergency” or “forced” maintenance work on Contract DSM Measures caused by the inoperability of such measure) to be performed at times other than weekdays in the months of June through September, inclusive (the “Prohibited Maintenance Period”); provided, however, that upon receiving the prior written consent of Con Edison (which shall be granted or withheld in the sole discretion of Con Edison), Contractor may perform planned maintenance work on Contract DSM Measures during the Prohibited Maintenance Period.

7. Certifications by Contractor. Between April 1 and April 30 of each year during each Electric Network Period, Contractor shall submit a written, signed certification (each, a

“Contractor’s Annual Certification”) to Con Edison certifying the number and nature of Contract DSM Measures installed and operating in each premises located in each Electric Network, the location of such premises and the electric load reduction for the upcoming Summer Peak Period resulting from such Contract DSM Measures (based on customer electric usage levels in effect when the Contract DSM Measures were first installed). The electric load reduction shall be determined in accordance with the M&V Procedures. If (i) any such electric load reduction certified in a Contractor’s Annual Certification is equal to or greater than the applicable Contract Load Reduction Guaranty and, in the case of any Additional Price (as defined in Section 9) to be invoiced, the electric load reduction certified in a Contractor’s Annual Certification is equal to or greater than the sum of the applicable Contract Load Reduction Guaranty plus the applicable Excess Load Reduction (as defined in Section 9), and (ii) Con Edison has not determined through a Follow-Up Inspection (as defined in Section 8) that the applicable Contract Load Reduction Guaranty or the applicable Excess Load Reduction, as the case may be, has not been satisfied, then Contractor, subject to the other provisions of this Agreement, shall be entitled to submit an invoice for the applicable installment payment pursuant to Section 10(B).

8. Access; Inspections And Verifications By Con Edison. A. The applicable DSM Measures Implementation Report shall be furnished electronically to Con Edison at least twenty (20) Business days prior to the commencement of installation of Contract DSM Measures by or on behalf of Contractor at any premises pursuant to Contractor’s obligations under this Agreement. Within twenty (20) Business days of acceptance by Con Edison of the DSM Measures Implementation Report, Con Edison shall cause the premises to be inspected in order to ascertain and verify the electrical-related equipment, facilities and/or items existing at such premises (and the KW usage of same) which are to be replaced or affected by the Contract DSM Measures to be installed as set forth in the applicable DSM Measures Implementation Report (a “Pre-Installation Inspection”) and provide the results of such Pre-Installation Inspection to Contractor; provided, however, that Contractor shall, at all times from Con Edison’s receipt of the DSM Measures Implementation Report until the scheduled date of installation listed therein (which shall be no earlier than twenty (20) Business Days after Con Edison’s receipt of the DSM Measures Implementation Report) cause Con Edison and/or its representatives to be provided with full access to the premises and the electrical-related equipment, facilities and/or items to be inspected, and all equipment and tools, as may be reasonably necessary for the purpose of conducting such inspection(s) and shall make available a representative of Contractor or any of its subcontractors to accompany the Con Edison representative during such Pre-Installation Inspection. Notwithstanding the foregoing, Pre-Installation Inspections for Residential Sites (as defined on Exhibit G) shall be conducted as set forth on Exhibit G. The results of the Pre-Installation Inspections conducted by or on behalf of Con Edison shall be final and binding on Contractor and shall establish the baseline KW usage of the existing electrical-related equipment facilities and/or items existing at such premises intended to be replaced or affected by Contract DSM Measures, from which the electrical load reductions resulting from the Contract DSM Measures to be installed at such premises will be measured. Assuming Contractor causes the aforementioned access to the premises and equipment and tools to be provided and, as aforesaid, makes available a representative of Contractor to accompany the Con Edison representative during such Pre-Installation Inspection, a failure by Con Edison to cause the Pre-Installation Inspection to be conducted at such premises and the results of such Pre-Installation Inspection provided to Contractor within twenty (20) Business Days of Con Edison’s acceptance of the DSM Measures Implementation Report (or within such longer period as may exist between Con Edison’s acceptance of the DSM Measures Installation Report and the scheduled date specified therein for installation of the Contract DSM Measures) shall, subject to other provisions of this Section, be deemed to constitute a waiver of the right of Con Edison to conduct a Pre-Installation Inspection at such premises, in which case Contractor shall certify to Con Edison the existing electrical-related equipment, facilities and/or items intended to be replaced or affected by Contract DSM Measures at such premises, as well as the KW usage of such existing electrical-related equipment, facilities and/or items in accordance with Exhibit D, which shall be used to establish the said baseline from which the electric load reductions resulting from the Contract DSM Measures to be installed at such premises are measured. Con Edison may waive at any time its right to conduct a Pre-Installation Inspection; provided, however, that no such waiver shall be effective unless it is in writing and signed by an authorized representative of Con Edison. To be considered a single Pre-Installation Inspection, a Pre-Installation Inspection at any premises must take place on continuous days without suspension or interruption except for purposes of stopping work at the end of the work day and continuing the immediately following day and except as may be directed by, or due to the fault of, Con Edison. Any Pre-Installation Inspection at any premises that does not take place on continuous days as aforesaid shall be deemed a separate Pre-Installation Inspection. Con Edison, at its expense, shall perform no more than two (2) Pre-Installation Inspections at any particular premises and any additional Pre-Installation Inspections required to be performed at any such premises shall be performed by Con Edison at the expense of Contractor. Notwithstanding anything to the contrary herein: (i) in any twenty (20) Business Day period, Con Edison shall not be obligated to cause more Pre-Installation Inspections to be conducted than are equal to the product (the “Pre-Installation Inspection Guaranty”) of (a) 200 and (b) a fraction where the numerator is the amount of KWs of load reduction claimed in the DSM Implementation Report(s) which have been received by Con Edison on the beginning of such twenty (20) Business Day period but the Pre-Installation Inspection has not been conducted, and the denominator is 1,000; and (ii) no waiver by Con Edison nor any liability of Con Edison to Contractor shall result from a failure to conduct any Pre-Installation Inspection at any premises and provide the results of such Pre-Installation Inspection to Contractor within the time otherwise set forth above in this Section if the Pre-Installation Inspection Guaranty is satisfied during the period commencing on the date of Con Edison’s receipt of the DSM Measures Implementation Report and ending twenty (20) Business Days after such date. In the event that the failure to perform a Pre-Installation Inspection at any premises and/or provide the results of same to Contractor within the time as otherwise set forth in this Section is excused because the Pre-Installation Inspection Guaranty is satisfied as aforesaid, the applicable DSM Measures Implementation Report shall be deemed to have been received (the “Pre-Installation Deemed Receipt Date”) on the twenty-first (21st) Business Day after its initial receipt and the provisions of this Section 8(A) (including the calculation and effect of the Pre-Installation Inspection Guaranty) shall be applied accordingly. The same process shall be repeated each time that the failure to perform a Pre-Installation Inspection at the premises and/or provide the results of same to Contractor within twenty (20) Business Days from the Pre-Installation Deemed Receipt Date of the applicable DSM Measures Implementation Report is excused because the Pre-Installation Inspection Guaranty is satisfied, except that the new Pre-Installation Deemed Receipt Date of the applicable DSM Measures Implementation Report shall be the twenty-first (21st) Business Day after the immediately prior Pre-Installation Deemed Receipt Date.

B. Within thirty (30) business days of Con Edison’s receipt and acceptance of a report in electronic form in the form of Exhibit H hereto notice (a “Post-Installation Inspection Report”) from Contractor regarding the installation of Contract DSM Measures by or on behalf of Contractor pursuant to Contractor’s obligations under this Agreement have been completed at a particular premises and are operational, Con Edison shall cause the premises to be inspected in order to ascertain and verify that the Contract DSM Measures have been installed and are operational (a “Post-Installation Inspection”) and provide the results of such Post-Installation Inspection to Contractor; provided, however, that Contractor shall at all times, from Con Edison’s receipt of the Post-Installation Inspection Report until the scheduled date of installation listed therein (which shall be no earlier than thirty (30) Business Days after Con Edison’s receipt of the Post-Installation Inspection Report), cause Con Edison and/or its representatives to be provided with full access to the premises and electrical-related equipment, facilities and/or items to be inspected, and all equipment and tools, as may be reasonably necessary for the purpose of conducting such inspection and shall make available a representative of Contractor to accompany the Con Edison representative during such Post-Installation Inspection. Notwithstanding the foregoing, Post-Installation Inspections for Residential Sites (as defined on Exhibit G) shall be conducted as set forth on Exhibit G and Contractor shall not include a Residential Site in a Post-Installation Inspection Report until at least one week after such inspection has been completed and after Con Edison has acknowledged in writing that such inspection has been completed. The results of the Post-Installation Inspections conducted by or on behalf of Con Edison shall be final and binding on Contractor and shall assist Con Edison in determining whether Contractor satisfies the applicable Contract Load Reduction Guaranty and any applicable Excess Load Reduction. Assuming Contractor causes the aforementioned access to the premises and equipment and tools to be provided and, as aforesaid, makes available a representative of Contractor to accompany the Con Edison representative during such Post-Installation Inspection, a failure by Con Edison to cause the Post-Installation Inspection to be conducted at such premises and the results of such Post-Installation Inspection to be provided to Contractor within thirty (30) Business Days of Con Edison’s acceptance of the Post-Installation Inspection Report (or within such longer period as Contractor may specify therein for conducting the Post-Installation Inspection) shall, subject to other provisions of this Section, be deemed to constitute a waiver of the right of Con Edison to conduct a Post-Installation Inspection at such premises, in which case Contractor shall certify to Con Edison the load reduction resulting from such Contract DSM Measures at such premises in accordance with Exhibit D. If the results of the Post Installation Inspection provided to Contractor indicate that any Contract DSM Measure has not been properly installed or is not operational, then unless Contractor, within thirty (30) days of its receipt of such results, (i) causes the defects in such installation to be cured such that the Contract DSM Measures are fully operational or (ii)

demonstrates to Con Edison’s satisfaction that there are no defects in such installation and that the Contract DSM Measures are fully operational, the load reduction that would have resulted from the defectively installed or inoperable Contract DSM Measures had they been properly installed and fully operational shall be not be credited to Contractor when Con Edison determines whether Contractor has satisfied the applicable Contract Load Reduction Guaranty and any applicable Excess Load Reduction for the first year of the Electric Network Period. Contractor may submit a subsequent Post-Installation Inspection Report for any measures which Con Edison has reported as not being properly installed or not operational provided that Contractor (i) causes the defects in such installation to be cured such that the Contract DSM Measures are fully operational, or (ii) demonstrates to Con Edison’s satisfaction that there are no defects in such installation and that the Contract DSM Measures are fully operational. Con Edison’s determination concerning whether Contractor has satisfied any and all Contract Load Reduction Guaranties and any and all Excess Load Reductions shall be final and binding on Contractor. To be considered a single Post-Installation Inspection, a Post-Installation Inspection at any premises must take place on continuous days without suspension or interruption except for purposes of stopping work at the end of the work day and continuing the immediately following day and except as may be directed by, or due to the fault of, Con Edison. Any Post-Installation Inspection at any premises that does not take place on continuous days as aforesaid shall be deemed a separate Post-Installation Inspection. Con Edison, at its expense, shall perform no more than two (2) Post-Installation Inspections at any particular premises, inclusive of Post-Installation Inspections that are required because Contractor failed to achieve the applicable Contract Load Reduction Guaranty as of the Load Reduction Commencement Date for any Electric Network Period, and any additional Post-Installation Inspections required to be performed at any such premises shall be performed by Con Edison at the expense of Contractor. Notwithstanding anything to the contrary herein: (i) in any thirty (30) Business Day period, Con Edison shall not be obligated to cause more Post-Installation Inspections to be conducted than are equal to the product (the “Post Installation Inspection Guaranty”) of (a) 250 and (b) a fraction where the numerator is the amount of KWs of load reduction during Summer Peak Periods from Contract DSM Measures claimed in the DSM Implementation Report(s) for the premises for which a Post-Installation Inspection Report has been received by Con Edison on the beginning of such thirty (30) Business Day period but the Post-Installation Inspection has not been conducted, and the denominator is 1,000; and (ii) no waiver by Con Edison nor any liability of Con Edison to Contractor shall result from a failure to conduct any Post-Installation Inspection at any premises and provide the results of such Post-Installation Inspection to Contractor within the time otherwise set forth above in this Section if the Post-Installation Inspection Guaranty is satisfied during the period commencing on the date of Con Edison’s receipt of the Post-Installation Inspection Report and ending thirty (30) Business Days after such date. In the event that the failure to perform a Post-Installation Inspection at any premises and/or provide the results of same to Contractor within the time as otherwise set forth in this Section is excused because the Post-Installation Inspection Guaranty is satisfied as aforesaid, the applicable Post-Installation Inspection Report shall be deemed to have been received (the “Post-Installation Deemed Receipt Date”) on the thirty-first (31st) Business Day after its initial receipt and the provisions of this Section 8(B) (including the calculation and effect of the Post-Installation Inspection Guaranty) shall be applied accordingly. The same process shall be repeated each time that the failure to perform a Post-Installation Inspection at the premises and/or provide the results of same to Contractor within thirty (30) Business Days from the Post-Installation Deemed Receipt Date of the applicable Post-Installation Inspection Report is excused because the Post-Installation Inspection Guaranty is satisfied, except that the new Post-Installation Deemed Receipt Date of the applicable Post-Installation Inspection Report shall be the thirty-first (31st) Business Day after the immediately prior Post-Installation Deemed Receipt Date. Post-Installation Inspection Reports for an Electric Network Period shall be submitted to Con Edison no later than November 1 of the first year of the applicable Electric Network Period.

C. Following the initial operation of Contract DSM Measures, as verified by Con Edison through the Post-Installation Inspection, Con Edison, from time to time during the Term of this Agreement (but no more frequently than three (3) times per twelve-month period at any particular premises), shall have the right, but not the obligation, to cause any and all premises where Contract DSM Measures are installed to be inspected in order to reasonably verify the continued existence and operation of such Contract DSM Measures (each, a “Follow-Up Inspection”). The results of the Follow-Up Inspections conducted by or on behalf of Con Edison shall be final and binding on Contractor and shall assist Con Edison in determining (based on customer usage levels in effect when the Contract DSM Measures were first installed) whether Contractor continues to satisfy the applicable Contract Load Reduction Guaranty and any applicable Excess Load Reduction. Contractor shall cause Con Edison and/or its representatives to be provided with full access to such premises and equipment, and such equipment and tools, as may be reasonably necessary to conduct the Follow-Up Inspections. If, following a Follow-Up Inspection, Con Edison reasonably determines that any Contract DSM Measure does not exist at any premises and/or is not operational (a “Deficient Contract DSM Measure”), Con Edison shall notify Contractor in writing of its determination and the reasons therefor a (a “Notice To Remedy”). If a Notice To Remedy is received by Contractor between February 28th and April 30th of any year of an Electric Network Period, then unless Contractor, within thirty (30) days of receipt of such written notice, remedies the Deficient Contract DSM Measure(s) described in such Notice To Remedy, the electric load reduction that would have resulted from the Deficient Contract DSM Measures had they existed and been fully operational shall be not be considered when Con Edison determines whether Contractor has satisfied the applicable Contract Load Reduction Guaranty and any applicable Excess Load Reduction for the year of the Electric Network Period in which the Follow-Up Inspection occurs or for any subsequent year of the Electric Network Period. If a Notice To Remedy is received by Contractor on a date other than between February 28th and April 30thof any year of an Electric Network Period, then unless Contractor, within thirty (30) days of receipt of such Notice To Remedy, remedies the Deficient Contract DSM Measures described in the Notice To Remedy or, if the Deficient Contract DSM Measures cannot reasonably be remedied within such thirty (30) day period, then unless Contractor works diligently at all times after receipt of the Notice To Remedy to remedy and does remedy the Deficient Contract DSM Measure as soon as reasonably practicable after receipt of the Notice To Remedy, but in no event later than the first April 30th following date that the Notice To Remedy was received by Contractor, the electric load reduction that would have resulted from the Deficient Contract DSM Measures had they existed and been fully operational shall not be considered when Con Edison determines whether Contractor has satisfied the applicable Contract Load Reduction Guaranty and any applicable Excess Load Reduction for the year of the Electric Network Period in which the Follow-Up Inspection occurs or for any subsequent year of the Electric Network Period. Con Edison’s determination concerning whether Contractor has satisfied any and all Contract Load Reduction Guaranties shall be final and binding on Contractor.

9. Price. As full and complete compensation to Contractor for the installation and maintenance of the Contract DSM Measures and the performance of all other obligations of Contractor hereunder with respect to an Electric Network Period (including, without limitation, satisfaction of the Contract Load Reduction Guaranty during each year of the applicable Electric

Network Period and furnishing all applicable security required hereby), Con Edison shall pay Contractor (i) the applicable price per KW of load reduction set forth in Exhibit C hereto for each KW of load reduction, up to the applicable Contract Load Reduction Guaranty, achieved by the Contract DSM Measures with respect to such Electric Network Period (such price per KW being referred to herein as the “Price”) and (ii) for each KW of load reduction in excess of the applicable Contract Load Reduction Guaranty, up to a quantity equal to ten percent (10%) of the applicable Contract Load Reduction Guaranty, achieved by the Contract DSM Measures with respect to such Electric Network Period (the “Excess Load Reduction”), the applicable price per KW of load reduction set forth in Exhibit C hereto (such price per KW being referred to herein as the “Additional Price”). Notwithstanding the foregoing, with respect to any customer who does not pay the monthly adjustment clause set forth in Con Edison’s electric tariff, as filed with the New York State Public Service Commission, the Price or Additional Price payable under this Agreement for load reduction achieved at such customer’s premises shall not exceed the value of the corresponding deferred capital investment in the transmission and distribution system for the applicable Electric Network. Contractor acknowledges and agrees that Contractor shall have no rights to, and may not apply for, any funding or credits that may be available from the New York State Energy Research and Development Authority (“NYSERDA”), the New York Independent System Operator (“NYISO”) and/or any other entity associated with the installation of any and all Contract DSM Measures (no part of which funding payments or credits shall be due, owing, paid or credited to Contractor), including, but not limited to, energy efficiency credits that may have value in a greenhouse gas, carbon reduction or energy efficiency portfolio trading system. Contractor also acknowledges and agrees that Con Edison retains all rights to enroll Contract DSM Measures in demand response and/or energy efficiency or greenhouse gas programs administered by Con Edison, the NYISO or any other entity, including the qualification of Contract DSM Measures as installed capacity under NYISO tariffs or otherwise, and to receive payments for participation in such programs (no part of which payments shall be due, owing, or paid to Contractor). Contractor agrees to comply, at its sole expense, with all applicable rules and procedures necessary for the Contract DSM Measures to participate in the energy efficiency demand response programs for which the Contract DSM Measures may qualify, including, without limitation, all metering, scheduling, notice and certification requirements and, upon the request of Con Edison, to furnish all other information and documentation to Con Edison as may be reasonably necessary for Con Edison to enroll the Contract DSM Measures in such demand response or energy efficiency programs. Contractor shall not enroll the Contract DSM Measures in any other DSM program.

10. Payment. Subject to Contractor’s installation and the maintenance of the Contract DSM Measures and the performance of all other obligations of Contractor hereunder with respect to the Electric Network Period (including maintaining the applicable Contract Load Reduction Guaranty and any applicable Excess Load Reduction during each year of the Electric Network Period and furnishing all Security required hereby) as more specifically provided for in this Agreement, the Price and the Additional Price applicable to such Electric Network Period shall be paid to Contractor (to the extent to which Contractor has installed Contract DSM Measures) in accordance with the following payment schedule:

A. Ninety percent (90%) of the Price for each KW (up to an aggregate amount of KWs equal to the applicable Contract Load Reduction Guaranty) of electric load reduction during Summer Peak Periods, and ninety percent (90%) of the Additional Price for each KW of Excess Load Reduction (not exceeding the amount of KWs equal to ten percent (10%) of the applicable Contract Load Reduction Guaranty) during Summer Periods, in each case resulting from the Contract DSM Measures, shall be paid within thirty (30) days after Con Edison’s receipt of Contractor’s invoice for such amount, which invoice shall not be submitted until after (a) the beginning of the calendar year that immediately precedes the calendar year in which the Load Reduction Commencement Date for the applicable Electric Network Period falls. (This restriction shall not apply to invoices for the East 13th Street/East River Switching Station project); and (b) completion by Con Edison of all Post-Installation Inspections and verification by Con Edison of the installation and operation of the Contract DSM Measures that result in the electric load reduction for which the invoice is submitted (and to the extent that Con Edison has waived any such Post-Installation Inspection pursuant to Section 8(B), receipt of the certification required by such Section which certifies the installation and operation of the applicable Contract DSM Measures and the electric load reductions during Summer Peak Periods resulting therefrom); provided, however, that no such invoice (except the last such invoice) shall be submitted for any electric load reduction that is less than 100 KW.

B. The remaining ten percent (10%) of the Price for each KW (up to an aggregate amount of KWs equal to the applicable Contract Load Reduction Guaranty) of electric load reduction during Summer Peak Periods and the remaining ten percent (10%) of the Additional Price for each KW of Excess Load Reduction (not exceeding the amount of KWs equal to ten percent (10%) of the applicable Contract Load Reduction Guaranty) during Summer Periods, in each case resulting from the Contract DSM Measures, shall be paid in equal annual installment payments over the remaining years in the applicable Electric Network Period, the first of which installment payments shall be made within 30 days after Con Edison’s receipt of Contractor’s invoice submitted after the first annual anniversary of the later of (a) the Load Reduction Commencement Date for the Electric Network Period or (b) the completion by Con Edison of all Post-Installation Inspections and verification by Con Edison of the installation and operation of the Contract DSM Measures for the Electric Network Period sufficient to achieve the Contract Load Reduction Guaranty applicable to that Electric Network Period and, in the case of any Additional Price invoiced, sufficient to achieve the Excess Load Reduction (and to the extent that Con Edison has waived any such Post-Installation Inspection pursuant to Section 8(B), receipt of the certification required by such Section which certifies the installation and operation of the applicable Contract DSM Measures and the electric load reductions during Summer Peak Periods resulting therefrom), and the remaining installment payments being made one per year within thirty (30) days after Con Edison’s receipt of Contractor’s invoice submitted on or after each of the next succeeding annual anniversaries dates of the later of clauses (a) and (b) above in the applicable Electric Network Period (invoices for such installment payments may be sent only if the amount of the electric load reduction certified in the applicable Contractor’s Annual Certification is equal to or greater than the applicable Contract Load Reduction Guaranty (and, in the case of any Additional Price invoiced, only if the amount of electric load reduction there certified is equal to or greater than the applicable Contract Load Reduction Guaranty plus the applicable Excess Load Reduction) and Con Edison has not determined through a Follow-Up Inspection (as defined in Section 8(C)) that the applicable Contract Load Reduction Guaranty or Excess Load Reduction, as the case may be, has not been satisfied).

Upon Contractor’s written request, Con Edison shall pay Contractor any amount provided for herein by wire transfer to an account designated by Contractor.

C. ***

11. Taxes; Permit Charges. Neither the Price nor the Additional Price include any federal, state or local license, privilege, sales, use, excise, gross receipts, value added or other like taxes which may now or hereafter be applicable to, measured by, or imposed upon the payment of all or any portion of the Price and/or the Additional Price to Contractor (collectively, “Taxes”), or any other transaction contemplated by this Agreement, nor does the Price or the Additional Price include any charge or fee for any governmental or non-governmental permits, authorizations, consents or approvals that may be required in connection with any of the transactions contemplated by this Agreement (collectively, “Permit Charges”). Contractor agrees to promptly pay any such Taxes and Permit Charges and to promptly reimburse Con Edison for any such Taxes and Permit Charges that Con Edison is required to pay. To the extent that any Taxes or Permit Charges are applicable to Contractor’s reimbursement to Con Edison of Taxes and Permit Charges, Contractor shall gross up the amount of such reimbursement to Con Edison so that Con Edison is made whole after taking account of such Taxes and Permit Charges.

12. Interest. A. If either Party fails to make any payment required by this Agreement when due, including payment of any Initial Liquidated Damages and/or Subsequent Liquidated Damages (as defined in Section 13) and payment of contested portions of invoices that are later determined to be due, or if either Party makes an overpayment requiring a refund by the other Party, the amount due shall bear interest, from the due date of the payment or the date on which the overpayment was made until the date of payment, at a rate equal to the lower of (i) 200 basis points over the prime lending rate in effect during the period of nonpayment or overpayment, as applicable, as quoted to substantial commercial customers by Citibank, New York, New York, or (ii) the highest interest rate permitted by applicable law (“Interest”).

B. Payments mailed and postmarked or wired on the due date will be considered timely. If the due date of any payment falls on a day other than a Business Day, the payment will be considered timely if mailed and postmarked or wired on the next Business Day.

13. Security; Liquidated Damages. A. Security. Contractor shall be required to furnish the following security to Con Edison on or before the date indicated as security for Contractor’s payment to Con Edison of “Liquidated Damages” (as defined below) due to a failure to achieve or maintain a Contract Load Reduction Guaranty:

(i) Security in a sum equal to the product of (a) $10.00 and (b) the total KWs of electric load reduction in all Contract Load Reduction Guaranties combined for all Electric Network Periods combined (the “Security A Amount”), which Security A Amount shall be furnished to Con Edison on or before the earlier of (a) the date that is ninety (90) days after the date of this Agreement first set forth above, or (b) the date that Con Edison makes the first payment to Contractor for any Electric Network Period pursuant to Section 10; and

(ii) For each Electric Network Period set forth on Exhibit B, security in the sum equal to the product of (i) $150.00 and (ii) the amount of KWs of electric load reduction comprising the Contract Load Reduction Guaranty for such Electric Network Period, as shown on Exhibit B (the “Security B Amount”) shall be furnished to Con Edison on or before the applicable date shown on Exhibit B; provided, however, that the Security B Amount that Contractor is required to provide may be reduced by a proportional amount for each KW of electric load reduction verified by Con Edison through a Post-Installation Inspection and a report of the results of the same that is concluded prior to the time that Contractor is required to furnish the Security B Amount.

The Security A Amount and the Security B Amount shall collectively be referred to herein as the “Security.”

The Security A Amount shall be in the form of cash or a “Letter of Credit” (as defined below) from an issuing bank with the “Required Credit Rating” (as defined below). The Security B Amount shall be in the form of cash, a Letter of Credit from an issuing bank with the Required Credit Rating or a “Guaranty” (as defined below) from a guarantor with the Required Credit Rating.

A “Letter of Credit,” as used herein, means an irrevocable, unconditional transferable, standby letter of credit, in a form acceptable to Con Edison, issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank (in either case which issuing bank has counters for drawings under the Letter of Credit in the City of New York and has the Required Credit Rating), and which letter of credit permits drawings (including partial drawings) upon the submission of a sight draft and a statement by a Con Edison representative that the amount of such drawing is due and owing by Contractor pursuant to this Agreement.

A “Guaranty,” as used herein, means an irrevocable, unconditional guaranty, in a form acceptable to Con Edison, from a guarantor that has the “Required Credit Rating,” and which requires the guarantor to pay Con Edison amounts due and owing to Con Edison by Contractor pursuant to this Agreement upon the submission to the guarantor of a statement by Con Edison that such an amount is due and owing.

“Required Credit Rating” means, with respect to a bank issuing a Letter of Credit, ratings of at least the following that are assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) or if such entity does not have a rating for its senior unsecured long-term debt, then ratings of at least the following that are assigned to such entity as an issuer rating: (i) a rating of at least “A” from Standard & Poor’s Rating Group or its successor (“S&P”) and a rating of at least “A2” from Moody’s Investor Services, Inc. (“Moody’s”) if such entity is rated by both S&P and Moody’s, or (ii) a rating of at least “A” from S&P or a rating of at least “A2” from Moody’s if such entity is rated by either S&P or Moody’s, but not both. “Required Credit Rating” means with respect to a guarantor issuing a Guaranty, ratings of at least the following that are assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) or if such entity does not have a rating for its senior unsecured long-term debt, then ratings of at least the following that are assigned to such entity as an issuer rating: (i) a rating of at least “BBB” from Standard & Poor’s Rating Group or its successor (“S&P”) and a rating of at least “Baa2” from Moody’s Investor Services, Inc. (“Moody’s”) if such entity is rated by both S&P and Moody’s, or (ii) a rating of at least “BBB” from S&P or a rating of at least “Baa2” from Moody’s if such entity is rated by either S&P or Moody’s, but not both.

Any cash, Letter of Credit, or Guaranty provided to Con Edison as Security shall remain in the possession of Con Edison until it is required to be returned back to Contractor as provided below. Con Edison shall not be required to keep any cash provided as Security in a separate account, but rather, shall be entitled to use, invest, commingle, assign, sell, or pledge such cash in any way it sees fit free from any claim or right of any nature whatsoever of Contractor, including any right of redemption by Contractor. Any interest, return on investment, or other result of Con Edison’s use, investment, commingling, assignment, sale or pledge of such cash shall be the sole property of Con Edison and shall not be furnished to Contractor. Any Letter of Credit or Guaranty provided as Security shall have an expiration date no earlier than (or be renewed or amended to have an expiration date no earlier than) the date upon which such Letter of Credit or Guaranty is required to be returned back to Contractor as provided below.

Should the bank issuing the Letter of Credit or the guarantor issuing the Guaranty fail to maintain the Required Credit Rating prior to the date that they are required to be returned to Contractor as provided below, Contractor shall furnish or cause to be furnished to Con Edison a substitute Letter of Credit from a bank meeting the Required Credit Rating and/or a substitute Guaranty from a guarantor meeting the Required Credit Rating within three (3) Business Days after Con Edison has provided written notice to Contractor demanding such substitute Letter of Credit and/or such substitute Guaranty. In addition, where the Letter of Credit and/or Guaranty has an expiration date earlier than the date that they are required to be returned to Contractor as provided below, Contractor shall be required to provide Con Edison, at least thirty (30) days prior to the expiration date of the Letter of Credit and/or Guaranty, an amendment to or renewal of such Letter of Credit and/or Guaranty that extends its expiration date. In each case where Contractor is required to provide a substitute Letter of Credit, the substitute Letter of Credit shall be required to comply with all requirements for a Letter of Credit set forth in this Agreement and shall be considered a Letter of Credit following its initial provision. In each case where Contractor is required to provide a substitute Guaranty, the substitute Guaranty shall be required to comply with all requirements for a Guaranty set forth in this Agreement and shall be considered a Guaranty following its initial provision. Promptly following the submission of the substitute Letter of Credit and/or substitute Guaranty to Con Edison, Con Edison shall return to Contractor the Letter of Credit and/or Guaranty being replaced, as applicable.

Should Contractor fail to furnish a substitute Letter of Credit or substitute Guaranty, as applicable, to Con Edison within the time specified in, and as otherwise required by, this Agreement, then Con Edison shall draw down and/or make a claim upon, as applicable, the entire remaining amount of the Letter of Credit and/or Guaranty, as applicable, and utilize the cash obtained as a result of such draw down and/or claim as Security for Contractor’s performance under this Agreement with such cash constituting Security that Con Edison may draw upon to the same extent that the Letter of Credit or Guaranty was Security that Con Edison could have drawn down on and/or made a claim upon, as applicable; provided, however, that if cash in the amount of the entire remaining amount of the Letter of Credit and Guaranty is not furnished to Con Edison within three (3) Business Days after Con Edison’s draw down or claim, as applicable, then Contractor shall remain obligated to furnish a substitute Letter of Credit or substitute Guaranty, as applicable, to Con Edison within the time set forth above for furnishing such substitute Letter of Credit or substitute Guaranty. If cash in the amount of the entire remaining amount of the Letter of Credit and Guaranty is furnished to Con Edison within three (3) Business Days after Con Edison’s draw down or claim, as applicable, Contractor may at any time thereafter furnish a substitute Letter of Credit or substitute Guaranty, as applicable, to Con Edison. In the event that Contractor subsequently furnishes the required substitute Letter of Credit or substitute Guaranty, as applicable, to Con Edison, Con Edison shall return to Contractor a sum of cash equal to (i) the amount of the cash security obtained as a result of the draw down under and/or claim upon the prior Letter of Credit and/or prior Guaranty, as applicable, that was made was a result of Contractor’s prior failure to furnish the substitute Letter of Credit and/or substitute Guaranty, as applicable, minus (ii) the aggregate amount of any and all drawings made by Con Edison on such cash security as permitted hereunder.

The Security applicable to an Electric Network Period less the aggregate amount of any and all draw downs on and claims upon such Security by Con Edison as permitted hereunder shall be returned to Contractor within forty five (45) days after completion by Con Edison of all Post-Installation Inspections for such Electric Network Period. For purposes of the immediately preceding sentence, the portion of the Security A amount that is based on the Contract Load Reduction Guaranty for a particular Electric Network Period shall be considered Security applicable to such Electric Network Period.

The provisions of this Section 13(A) shall survive the expiration or earlier termination of this Agreement.

B. Initial Liquidated Damages. Should Contractor fail to achieve the applicable Contract Load Reduction Guaranty for an Electric Network Period during the period between the Load Reduction Commencement Date of that Electric Network Period and the first day of June of the first year of that Electric Network Period with respect to any particular Electric Network, the Parties, recognizing that Con Edison will have suffered damages that are significant, but which are difficult or impossible to calculate, agree that Contractor shall be obligated to pay Con Edison the following amounts (collectively, the “Initial Liquidated Damages”) on the following dates as liquidated damages and not as a penalty:

On the first day of each month starting with March 1 and ending with May 1 in the first year of the applicable Electric Network Period, Contractor shall make a partial, non-refundable, payment of Initial Liquidated Damages to Con Edison equal to the product of (i) the amount of KWs by which Contractor failed to achieve the applicable Contract Load Reduction Guaranty as of such date (the “Contract Load Reduction Guaranty Initial Shortfall”), (ii) .16666, and (iii) $300; and

If, on June 1st of the first year of the applicable Electric Network Period, there still remains a Contract Load Reduction Guaranty Initial Shortfall, then Contractor shall make a partial, non-refundable, payment to Con Edison of Initial Liquidated Damages equal to the product of (i) the Contract Load Reduction Guaranty Initial Shortfall that exists as of such date, (ii) .50002, and (iii) $300.

Moreover, the amount of any Contract Load Reduction Guaranty Initial Shortfall that exists as of June 1st of the first year of the applicable Electric Network Period shall not be entitled to any further opportunity to cure and shall become permanently ineligible under this Agreement for any payment by Con Edison; provided, however, that the Contract Load Reduction Guaranty Shortfall that exists as of June 1 of the first year of the applicable Electric Network Period shall not also lead to the assessment of any Subsequent Liquidated Damages (as defined in Section 13(C) below).

C. Subsequent Liquidated Damages. If, at anytime after June 1 of the first year of the applicable Electric Network Period, Contractor, after having achieved the applicable Contract Load Reduction Guaranty as of such June 1, subsequently fails to maintain such Contract Load Reduction Guaranty or, if after having failed to achieve such Contract Load Reduction Guaranty as of such June 1 with respect to any Electric Network, Contractor fails to achieve the applicable Contract Load Reduction Guaranty by an amount of KWs in excess of the Contract Load Reduction Guaranty Initial Shortfall that exists as of June 1 of the first year of the applicable Electric Network Period, then the Parties, recognizing that Con Edison will have suffered damages that are significant, but which are difficult or impossible to calculate, agree that Contractor shall be obligated to pay Con Edison a one-time payment of the following amount (the “Subsequent Liquidated Damages” and, together with the Initial Liquidated Damages, the “Liquidated Damages”) as liquidated damages and not as a penalty: a sum equal to the product of (i) the sum of (x) the amount, expressed in KW, by which Contractor has failed to achieve the applicable Contract Load Reduction Guaranty as of such date, minus (y) the amount, expressed in KW, by which Contractor previously has failed to achieve the applicable Contract Load Reduction Guaranty and paid Liquidated Damages to Con Edison (but the amount, if any, of a Contract Load Reduction Guaranty Initial Shortfall that existed prior to June 1 of the first year of the applicable Electric Network Period for which partial, non-refundable, payment(s) of Initial Liquidated Damages were paid pursuant to Section 13(B) shall not be subtracted (the sum of clause (x) minus clause (y) being referred to as the “Contract Load Reduction Guaranty Subsequent Shortfall”), and (ii) $300 for Contract DSM Measures which do not involve lighting applications or $75 for Contract DSM Measures which do involve lighting applications. The amount of any Contract Load Reduction Guaranty Subsequent Shortfall for which such Subsequent Liquidated Damages are due shall not be entitled to any further cure by Contractor and shall become permanently ineligible under this Agreement for any payment from Con Edison. Notwithstanding anything to the contrary in the foregoing, in the case where the destruction (not caused by Contractor) in whole or in part, of any premises where Contract DSM Measures have been installed by Contractor and verified through a Post-Installation Inspection by Con Edison causes Contractor to be unable to maintain the applicable Contract Load Reduction Guaranty, Contractor shall not be obligated to pay Subsequent Liquidated Damages to Con Edison in respect thereof.

D. Use of Security to Pay Liquidated Damages. To the extent that Con Edison is then in possession of any Security, Con Edison may draw down on and/or claim upon such Security and/or exercise any and all rights in respect of such Security in order to collect Liquidated Damages and, to the extent that such Liquidated Damages are collected by such actions, the amount of the Liquidated Damages that Contractor shall be obligated to pay Con Edison shall be reduced accordingly. The foregoing shall not be construed to condition any right of Con Edison to collect Liquidated Damages from Contractor upon the existence or possession of any Security. Con Edison shall have the right to receive payment of Liquidated Damages from Contractor following a failure by Contractor to achieve or continue to achieve the applicable Contract Load

Reduction Guaranty at any time during an Electric Network Period regardless of whether any Security was provided, has been retained, or has been returned.

14. Maintenance Of Records; Audit By Con Edison Or Representative. Contractor shall maintain and shall cause its subcontractors to maintain during the Term of this Agreement and for at least two (2) years thereafter all books, records, and accounts as well as all correspondence, instructions, drawings, energy audits, receipts, invoices, vouchers, memoranda and other records and documents whatsoever relating to the Contract DSM Measures, their design, installation and performance (including, without limitation, in respect of satisfying the applicable Contract Load Reduction Guaranty), or any other obligation of Contractor under this Agreement (collectively, the “Records”). Contractor shall cause the Records to be available for inspection and audit by Con Edison and its representatives at all reasonable times (and upon reasonable notice) during the Term of this Agreement and for at least two (2) years thereafter. At the conclusion of such period, Contractor, upon Con Edison’s written request, shall furnish a copy of the Records to Con Edison. If inspection or audit discloses that Con Edison paid Contractor hereunder under circumstances where any work was not performed (including the installation and maintenance of any DSM Measures and/or any Contract Load Reduction Guaranty was not achieved and/or maintained, Contractor shall refund to Con Edison, with ten (10) days of Con Edison’s written demand therefor, the amount of any such overpayment plus Interest (as defined in Section 12 of this Agreement) accrued between the date of such overpayment and the date such refund is received by Con Edison.

15. Representations and Warranties. A. Contractor represents and warrants and covenants to Con Edison, as of the date of this Agreement first set forth above, as follows: (i) Contractor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New Jersey; (ii) Contractor has all necessary power and authority to execute, deliver, and perform this Agreement; (iii) the execution, delivery, and performance of this Agreement have been duly and validly authorized by all necessary power on the part of Contractor; (iv) Contractor has obtained all approvals and other consents and permission from, and has made all notices to and filings with, all governmental and non-governmental authorities, necessary for Contractor to execute, deliver and perform its obligations under this Agreement; (v) this Agreement constitutes a valid and legally binding obligation of Contractor enforceable in accordance with its terms, except as such enforceability may be affected by reason of bankruptcy or other similar laws affecting creditors rights; (vi) there are no actions, suits, investigations, or other proceedings pending or, to the knowledge, of Contractor, threatened, against or relating to Contractor or any affiliate of Contractor, at law or in equity, or before or by any federal, state, local, foreign or other court, governmental department, agency or instrumentality, or any arbitrator, arbitration panel, mediator, or mediation panel, or any other alternative dispute resolution person, body or panel, which, if decided, would prevent or impair, in whole or in part, performance by Contractor of its obligations under this Agreement; and (vii) neither the execution, delivery or performance of this Agreement will (a) violate any applicable law, rule or regulation of any governmental body having jurisdiction or any order, judgment, writ, or injunction applicable to Contractor or its assets, (b) conflict with or result in a breach of any provision of Contractor’s articles of organization or operating agreement or other organizational documents, or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under the provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligations to which Contractor or its assets may be bound.

B. Con Edison represents and warrants to Contractor, as of the date of this Agreement first set forth above, as follows: (i) Con Edison is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York; (ii) Con Edison has all necessary corporate power and authority to execute, deliver, and perform this Agreement; (iii) the execution, delivery, and performance of this Agreement have been duly and validly authorized by all corporate action on the part of Con Edison; (iv) Con Edison has obtained all approvals and other consents and permission from, and has made all notices to and filings with, all governmental and non-governmental authorities, necessary for Con Edison to execute, deliver, and perform its obligations under, this Agreement; (v) this Agreement constitutes a valid and legally binding obligation of Con Edison enforceable in accordance with its terms, except as such enforceability may be affected by reason of bankruptcy or other similar laws affecting creditors rights; (vi) there are no actions, suits, investigations, or other proceedings pending or, to the knowledge, of Con Edison, threatened, against or relating to Con Edison or any affiliate of Con Edison, at law or in equity, or before or by any federal, state, local, foreign or other court, governmental department, agency or instrumentality, or any arbitrator, arbitration panel, mediator, or mediation panel, or any other alternative dispute resolution person, body or panel, which, if decided, would prevent or impair, in whole or in part, performance by Con Edison of its obligations under this Agreement; and (vii) neither the execution, delivery or performance of this Agreement will (a) violate any applicable law, rule or regulation of any governmental body having jurisdiction or any order, judgment, writ, or injunction applicable to Con Edison or its assets, (b) conflict with or result in a breach of any provision of Con Edison’s Certificate of Incorporation or By-Laws, or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under the provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligations to which Con Edison or its assets may be bound.

16. Limitation Of Liability For Direct And Consequential Damages. A. Con Edison’s aggregate liability to Contractor, whether in contract, tort (including negligence, gross negligence, and strict liability) or otherwise, for any and all direct damages relating to, arising from, or in connection with this Agreement, including, without limitation, any failure to perform or delay in performance by Con Edison under this Agreement, shall for each Electric Network Period at issue not exceed an amount equal to the maximum amount payable by Con Edison pursuant to Sections 9 and 10 and Exhibit C of this Agreement in respect of such Electric Network Period.

B. To the fullest extent permitted by law, neither Con Edison, its respective affiliates nor its or their respective trustees, directors, officers, employees, or agents shall be liable, whether in contract, tort (including negligence, gross negligence, and strict liability), or otherwise, for any special, indirect, incidental, or consequential damages (including, without limitation, damage, loss, liability, costs, and expenses resulting from loss of use, loss of business or business opportunities, loss of profits or revenue, costs of capital, loss of goodwill, claims of customers, claims of related or unrelated companies and other third parties, cost of purchased or replacement power, and like items of special, indirect, incidental, or consequential loss and damage) asserted, suffered, or incurred by any person or entity (including Contractor), which arise from, relate to or are connected with this Agreement, including, without limitation, any failure to perform or delay in performance by Con Edison under this Agreement.

C. Except for Contractor’s obligations hereunder in respect of indemnification, insurance, Liquidated Damages and Security, and any rights of contribution or indemnification pursuant to applicable law that Con Edison may have against Contractor in respect of claims of third parties, to the fullest extent permitted by law, neither Contractor, nor its directors, officers, or employees, shall be liable to Con Edison, whether in contract, tort (including negligence, gross negligence, and strict liability), or otherwise, for any special, indirect, incidental, or consequential damages (including, without limitation, damage, loss, liability, costs, and expenses resulting from loss of use, loss of business or business opportunities, loss of profits or revenue, costs of capital, loss of goodwill, claims of customers, claims of related or unrelated companies and other third parties, cost of purchased or replacement power, and like items of special, indirect, incidental, or consequential loss and damage) which arise from, relate to or are connected with this Agreement, including, without limitation, any failure to perform or delay in performance by Contractor under this Agreement.

D. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

17. Indemnification. To the fullest extent permitted by law, Contractor agrees to defend, indemnify and hold Con Edison, its affiliates and its and their respective trustees, directors, officers, employees, and agents (the “Protected Parties”) harmless from and against all claims, damage, loss and liability, including costs and expenses, legal and otherwise, for injury to or the death of persons, or damage to property, including the property of Con Edison, economic loss, or statutory or administrative fines, penalties or forfeitures, which in whole or in part arise from, relate to, or are connected with the installation, maintenance or operation of the Contract DSM Measures or any other act or omission of Contractor, its directors, officers, employees, subcontractors, suppliers, agents, or representatives arising from, related to or in connection with this Agreement (including any act or omission that constitutes a breach of this Agreement), whether such claims, damage, loss, or liability be based on contract, tort (including negligence, gross negligence, and strict liability), or otherwise. To the fullest extent permitted by law, the foregoing indemnification provisions shall apply regardless of whether any act or omission (including any act or omission amounting to negligence or gross negligence) of the Protected Parties or any one or more of them caused or contributed to the claim, damage, loss or liability. Contractor expressly agrees that Con Edison may pursue claims for contribution and indemnification against Contractor in connection with claims against Con Edison for injury and/or death to Contractor’s employees notwithstanding the provisions of Section 11 of the Workers’ Compensation Law limiting such claims for contribution and indemnification against employers, and Contractor hereby waives the limitations on contribution and indemnity claims against employers provided in Section 11 of the Workers’ Compensation Law insofar as such claims are asserted by Con Edison. The provisions of this Section 17 shall survive the expiration or earlier termination of this Agreement.

18. Insurance. Contractor shall procure and maintain the following insurance at its own expense until the end of the Term of this Agreement, and thereafter to the extent stated below, with at least the monetary limits specified. The insurance shall be in policy forms which contain an “occurrence” and not a “claims made” determinant of coverage and shall be placed with insurance companies acceptable to Con Edison.

A. Employment related insurance.

(a) Workers’ Compensation Insurance as required by law.

(b) Employer’s Liability Insurance, including accidents (with a limit of $1,000,000 per accident) and occupation diseases (with a limit of $1,000,000 per employee).

B. Comprehensive (also called Commercial) General Liability Insurance, including Contractual Liability, with limits of $5,000,000 per occurrence for bodily injury or death and $1,000,000 per occurrence for property damage or a combined single limit of $5,000,000 per occurrence and, for at least one year after completion of performance hereunder, Products/Completed Operations Liability Insurance with similar but separate and independent limits. The insurance shall contain no exclusions for explosion, collapse of a building or structure, or underground hazards. The insurance policy or policies shall name Con Edison as an additional insured. There shall be no exclusion for claims by Contractor employees against Con Edison based on injury to Contractor’s employees.

C. Comprehensive Automobile Liability Insurance, covering all owned, non-owned and hired automobiles used by Contractor or any subcontractors, with limits of $1,000,000 per occurrence for bodily injury or death and $500,000 per occurrence for property damage or a combined single limit of $1,000,000 per occurrence.

D. Where the work to be performed involves asbestos abatement or lead abatement, Asbestos Abatement General Liability Insurance and Lead Abatement Liability Insurance, as

applicable, each with a combined single limit of $5,000,000 for bodily injury or death and property damage. Each insurance policy shall name Con Edison as an additional insured. Where the abatement work is to be performed by a subcontractor, Contractor shall require the subcontractor to name both Contractor and Con Edison as additional insureds and to submit copies of the policies to Con Edison.

There shall be no policy deductibles without Con Edison’s prior written approval.

Contractor shall cause all insurance carried hereunder to be endorsed by the insurer to require that the insurer furnish Con Edison with at least ten (10) days’ written notice prior to the effective date of cancellation of the insurance or of any changes in policy limits or scope of coverage. All coverage of additional insureds shall be primary coverage as to the additional insureds.

At least three (3) days prior to commencing any of the work to be performed hereunder, Contractor shall furnish Con Edison with copies of the policies specified in the inset paragraphs B and D above of this Section and Certificate(s) of Insurance covering all required insurance and signed by the insurer or its authorized representative certifying that the required insurance has been obtained and will not be canceled or altered without at least ten (10) days’ prior written notice to Con Edison. Such certificates shall state that the policies have been issued and are effective, show their expiration dates, and state that Con Edison is an additional insured with respect to all coverages specified in the inset paragraphs B and D above of this Section. Such certificates shall not contain a disclaimer of liability of the insurer for failure to provide Con Edison with notice of cancellation or substantial alteration. Con Edison shall have the right to require Contractor to furnish Con Edison, upon request, with a copy of the insurance policy or policies required under paragraphs A and C of this Section. Contractor agrees that this is an insured contract. The insurance required herein is intended to cover Con Edison for its own liability for negligence or any other cause of action in any claim or lawsuit for bodily injury or property damage arising out of the work to be performed hereunder.

For purposes of interpretation or determination of coverage of any policy of insurance or endorsement thereto, Contractor shall be deemed to have assumed tort liability for any injury to any employee of Contractor or Con Edison arising out of the performance of the work required hereby, including injury caused by the partial or sole negligence of Con Edison and notwithstanding any statutory prohibition or limitation of the Contractor’s indemnification obligation hereunder.

Certificates of Insurance identifying this Agreement shall be sent to:

Consolidated Edison Company of New York, Inc.

4 Irving Place

New York, N.Y. 10003

Attention:	Purchasing Department
Administrative Services

19. Breach; Remedies; Termination. A. The occurrence of any one or more of the following events shall constitute a material breach of this Agreement by Contractor, which shall give Con Edison the right, but not the obligation, to terminate this Agreement upon written notice to Contractor:

(i) Any one or more of Contractor’s certifications, representations, or warranties in the proposal that it submitted to Con Edison in response to the RFP was materially false when made; or

(ii) Any one or more of Contractor’s representations and warranties contained in Section 15 of this Agreement was false when made; or

(iii) Any Contractor’s Annual Certification was false in any material respect when made; or

(iv) Contractor’s failure to furnish any Security when due under this Agreement, to renew or amend any Security when due under this Agreement, or to furnish any replacement Security when due under this Agreement; or

(v) Contractor’s failure to perform or observe any other of the material provisions of this Agreement not otherwise specified in this Section, which failure is not rectified or cured within thirty (30) days after written notice thereof from Con Edison or, if such failure cannot reasonably be rectified or cured within such thirty (30) day period, failure of Contractor to proceed promptly to institute corrective action to rectify or cure the same and thereafter to prosecute the complete rectification or curing of such breach with due diligence; provided, however, that receipt of Initial Liquidated Damages and/or Subsequent Liquidated Damages, as applicable, and the ineligibility for payment by Con Edison hereunder of any associated Contract Load Reduction Guaranty Initial Shortfall and/or Contract Load Reduction Guaranty Subsequent Shortfall, shall be the sole remedies of Con Edison in the event that there is a Contract Load Reduction Guaranty Initial Shortfall and/or a Contract Load Reduction Guaranty Subsequent Shortfall and Con

Edison shall not have the right to terminate this Agreement therefor, except that such remedies shall not be deemed the sole remedies of Con Edison or prohibit Con Edison from seeking indemnification or contribution against Contractor or others with respect to any claims of third parties against Con Edison, which in whole or in part arise from, relate to, or are connected with the installation, maintenance or operation of the Contract DSM Measures or any other act or omission of Contractor, its directors, officers, employees, subcontractors, suppliers, agents, or representatives arising from, related to or in connection with this Agreement; or

(vi) to the extent permitted by applicable law, the dissolution or liquidation of Contractor, or the admission in writing of Contractor of its inability to pay its debts as they become due, or the failure by either Contractor to lift any execution, garnishment or attachment of such consequence as will impair Contractor’s ability to perform substantially its obligations pursuant to this Agreement or the commission by Contractor of any act of bankruptcy, or the adjudication of Contractor as a bankrupt, or the making of an assignment by Contractor for the benefit of its creditors or the entry by Contractor into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to Contractor in any proceeding for the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding instituted under the provisions of any bankruptcy act or under any similar act in any domestic or foreign jurisdiction which may now be in effect or hereafter enacted, or within sixty (60) days after the commencement of any such proceeding against Contractor such proceeding shall not have been dismissed, or the filing of an answer admitting or not contesting the material allegations of a petition against it in such proceeding, or the appointment without the consent or acquiescence of Contractor, of any trustee, receiver or liquidator of Contractor or of any material part of its properties, if within sixty (60) days thereafter such appointment shall not have been vacated, or if Contractor shall seek or consent or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of any material part of its properties.

In the event that Con Edison terminates this Agreement due to a breach by Contractor as described above, the Parties, recognizing that Con Edison will have suffered damages that are significant, but which are difficult or impossible to calculate, agree that Con Edison will have been damaged in a sum equal to the total of the Subsequent Liquidated Damages that would be owed pursuant to Section 13 (C)) for all Electric Network Periods covered by this Agreement if the Contract Load Reduction Guaranty Subsequent Shortfall with respect to each such Network Electric Period were equal to the entire amount of KWs comprising the Contract Load Reduction Guaranty for such Electric Network Period, and that Contractor shall be obligated to pay such sum, as liquidated damages and not as a penalty, to Con Edison. Following such a termination, with respect to the affected Electric Network, no further payment shall be made by Con Edison to Contractor pursuant to this Agreement, except, subject to the applicable limitation of liability provisions in this Agreement, for any unpaid payments due pursuant to Section 10(A) of this Agreement for electric load reduction resulting from Contract DSM Measures (i) for which Con Edison, prior to the date of such termination, (a) has verified through a completed Post-Installation Inspection to be installed and operational and (b) has not found through a Follow-Up Inspection to be inoperable, or (ii) for which Con Edison (a) prior to the date of such termination has received a Post-Installation Inspection Report and (b) subsequently verifies through a Post-Installation Inspection to be installed and operational (which Post-Installation Inspection Con Edison shall cause to be conducted or shall waive such Post-Installation Inspection in accordance with this Agreement); provided, however, that no payment shall be made to Contractor until Con Edison receives the liquidated damages due from Contractor. Notwithstanding anything to the contrary in the foregoing, in lieu of terminating this Agreement in its entirety due to a breach by Contractor as set forth in this Section 19(A), Con Edison may elect, in its sole discretion, to terminate this Agreement with respect to any one or more, but less than all, Electric Network Periods covered by this Agreement, in which case the liquidated damages in this Section 19(A) shall be calculated only with regard to the terminated Electric Network Period(s).

B. The occurrence of any one or more of the following events shall constitute a material breach of this Agreement by Con Edison, which shall give Contractor the right, but not the obligation, to terminate this Agreement upon written notice to Con Edison:

(i) Any one or more of Con Edison’s representations and warranties contained in Section 15 of this Agreement was false when made; or

(ii) Con Edison has failed to pay the undisputed portion of any invoice from Contractor when due, which failure is not rectified or cured within thirty (30) days after written notice thereof from Contractor; or

(iii) to the extent permitted by applicable law, the dissolution or liquidation of Con Edison, or the admission in writing of Con Edison of its inability to pay its debts as they become due, or the failure by Con Edison to lift any execution, garnishment or attachment of such consequence as will impair Con Edison’s ability to perform substantially its obligations pursuant to this Agreement or the commission by Con Edison of any act of bankruptcy, or the adjudication of Con Edison as a bankrupt, or the making of an assignment by Con Edison for the benefit of its creditors or the entry by Con Edison into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to Con Edison in any proceeding for the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding instituted under the provisions of any bankruptcy act or under any similar act in any domestic or foreign jurisdiction which may now be in effect or hereafter enacted, or within sixty days after the commencement of any such proceeding against Con Edison such proceeding shall not have been dismissed, or the filing of an answer admitting or not contesting the material allegations of a petition against it in such proceeding, or the appointment without the consent or acquiescence of Con Edison, of any trustee, receiver or liquidator of Con Edison or of any material part of its properties, if within sixty (60) days thereafter such appointment shall not have been vacated, or if Con Edison shall seek or consent or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of any material part of its properties.

In the event that Contractor terminates this Agreement due to a breach by Con Edison, as described above, Contractor, subject to the applicable limitation of liability provisions in this Agreement, shall (i) be entitled to invoice and receive payment for any unpaid payments due pursuant to Section 10(A) of this Agreement for electric load reduction resulting from Contract DSM Measures (a) for which Con Edison, prior to the date of such termination, has verified through a completed Post-Installation Inspection to be installed and operational and has not found through a Follow-Up Inspection to be inoperable, or (b) for which Con Edison, prior to the date of such termination, has received a Post-Installation Inspection Report and subsequently verifies through a Post-Installation Inspection to be installed and operational (which Post-Installation Inspection Con Edison shall cause to be conducted or shall waive in accordance with this Agreement), and (ii) have the rights and remedies available under applicable law and this Agreement. In the event that Contractor terminates this Agreement due to a breach by Con Edison as described above, Contractor shall be released from any obligations under this Agreement attributable to the period on and after the date of such termination, but shall not be released from any obligations under this Agreement attributable to the period prior to the effective date of such termination or the failure to perform any obligations prior to the date of such termination (and Con Edison shall be entitled to receive any Liquidated Damages due from Contractor relating to any such failure to perform by Contractor prior to Con Edison paying any portion of the amount set forth in the immediately preceding sentence). Notwithstanding anything to the contrary in the foregoing, in lieu of terminating this Agreement in its entirety due to a breach by Con Edison as set forth in this Section 19(B), Contractor may elect, in its sole discretion, to terminate this Agreement with respect to any one or more, but less than all, Electric Network Periods covered by this Agreement in which case the liquidated damages in this Section 19(B) shall be calculated only with regard to the terminated Electric Network Period(s).

C. Con Edison may, at its sole discretion, terminate the Agreement in whole or with respect to any one or more Electric Network Periods at any time for convenience, to be effective on the final day of the second full calendar month of the receipt by Contractor of a written “Termination for Convenience” notice from Con Edison. If Con Edison terminates this Agreement or any one or more Electric Network Periods for convenience, for each Electric Network period so terminated, (i) Con Edison shall, within sixty (60) days of the effective date of such termination and without regard as to when such sum would otherwise be due, pay Contractor, at the applicable rates set forth in Sections 9 and 10 and Exhibit C (and subject to the applicable maximum amount of KWs of load reduction for which any payment would otherwise be due), any previously unpaid payments for electric load reduction resulting from Contract DSM Measures (a) for which Con Edison, prior to the effective date of such termination, has verified through a completed Post-Installation Inspection to be installed and operational and has not found through a Follow-Up Inspection to be inoperable, or (b) for which Con Edison, prior to the effective date of such termination, has received a Post-Installation Inspection Report and subsequently verifies through a Post-Installation Inspection to be installed and operational (which Post-Installation Inspection Con Edison shall cause to be conducted or shall waive in accordance with this Agreement), and (ii) solely if the effective date of such termination is prior to November 1 of the first year of the Electric Network Period being terminated for convenience, Con Edison shall pay Contractor, within ninety (90) days of the effective date of such termination, an amount equal to the product of (a) $150 and (b) the sum of (X) the amount of KWs of load reduction comprising the applicable Contract Load Reduction Guaranty, minus (Y) the sum of the amount of KWs of electric load reduction for which Con Edison makes a payment to Contractor pursuant to clause (i) immediately above. In the event of such a termination for convenience, Contractor shall be released from any obligations under this Agreement in respect of the terminated Electric Network period(s) that are attributable to the period on and after the effective date of such termination, but shall not be released from any obligations under this Agreement attributable to the period prior to the effective date of such termination or the failure to perform any obligations prior to the effective date of such termination (and Con Edison shall be entitled to receive any Liquidated Damages due from Contractor relating to any such failure to perform by Contractor prior to Con Edison paying any portion of the amount set forth above). Upon such a termination for convenience by Con Edison, Con Edison shall promptly return or release, as applicable, any Security in Con Edison’s possession except for any Security that may secure the payment of any damages due Con Edison for Contractor’s failure to perform any obligation prior to the effective date of such termination. The remedies of Contractor specified in this Section 19(C) shall be the sole and exclusive remedies of Contractor arising from, related to or in connection with a termination for convenience by Con Edison.

20. Force Majeure. A. The term “Force Majeure Event” as used herein, shall include, but shall not be limited to, acts of God, earthquakes, fires, floods, industry wide strikes, labor disputes, riots insurrections, acts of war (whether declared or otherwise), acts of terrorism, acts of governmental, regulatory, or judicial bodies, or any other causes beyond the reasonable control of, without the fault or negligence of, and not reasonably foreseeable and avoidable by, the Party claiming the Force Majeure Event, provided that the destruction, in whole or in part and due to any cause, of any Contract DSM Measures or any premises where Contract DSM Measures are installed or are contemplated to be installed shall not be a Force Majeure Event.

B. To the extent that a Party is unable to perform one or more of its obligations under this Agreement because of a Force Majeure Event, that Party (the “Claiming Party”) shall be excused from performance of such obligation(s) to the extent so affected by the Force Majeure Event, provided that the Claiming Party: (i) within ten (10) days of the occurrence of the Force Majeure Event, notifies the other Party in writing of the occurrence of the Force

Majeure Event and in such written notice states when the Force Majeure Event occurred, describes the nature of the Force Majeure Event, specifies the obligations under this Agreement that cannot be performed because of such Force Majeure Event, and provides an estimate of the duration of the Force Majeure Event, and (ii) after the occurrence of the Force Majeure Event, endeavors in good faith to remedy its inability to perform (provided that the Claiming Party shall not be required to settle any strike or other labor dispute on terms, which, in the sole judgment of the Claiming Party, are contrary to its interest).

C. Notwithstanding anything to the contrary in this Section, (i) no failure by the Claiming Party to perform an obligation under this Agreement prior to the occurrence of a Force Majeure Event shall be excused because of the occurrence of such Force Majeure Event, (ii) the failure by the Claiming Party to perform an obligation under this Agreement shall not be excused for any period longer than the period during which the Force Majeure Event makes the Claiming Party unable to perform such obligation, and (iii) no Force Majeure Event shall excuse any obligation of either Party hereunder to make any payments (including, but not limited to, payments of any liquidated damages), make any deposits, post and maintain any security, perform any defense, indemnification and hold harmless obligations, or procure and maintain any insurance.

D. Prior to resumption of performance of any obligation under this Agreement excused by the occurrence of a Force Majeure Event and the provision of the written notice specified in paragraph B of this Section, the Claiming Party shall provide the other Party with written notice of such resumption.

21. Notices. All invoices, notices and other communications hereunder (collectively, “Notices”) to a Party shall be in writing and shall be delivered by hand delivery, United States mail, nationally recognized overnight courier service, or by facsimile to the address/facsimile number for such Party described below (provided that, in the case of Notice by facsimile, a copy of the Notice is also sent by nationally recognized overnight courier service). Notices shall be effective at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the close of business on the next Business Day.

If to Con Edison - to Consolidated Edison Company of New York, Inc., 4 Irving Place, 10th Floor North, New York, NY 10003, Attn: Director, Energy Efficiency Programs, Facsimile No.: (212) 780-3636, with a copy of any Notice asserting a default by Con Edison under this Agreement being provided to Consolidated Edison Company of New York, Inc., 4 Irving Place, Room 1810-S, New York, NY 10003, Attention: General Counsel, Telecopier No.: (212) 677-5850, or to such other address/facsimile number for Notices under this Agreement as Con Edison (or its successor or permitted assign) shall have last furnished in writing to Contractor in accordance herewith;

and

If to Contractor – to Public Energy Solutions, LLC, 41 Honeck Street, Englewood, NJ 07631, Attn: Mr. Keith S. Hartman, President, Facsimile No.:(201) 871-8622, or to such other address/facsimile number for Notices under this Agreement as Contractor (or its successor or permitted assign) shall have last furnished in writing to Con Edison in accordance herewith.

22. Subcontracting. A. Contractor shall not subcontract all or any portion of the work to be performed hereunder by Contractor without the express written approval of Con Edison as to the work to be subcontracted and the subcontractor (which approval shall not be unreasonably withheld); provided, however, that this limitation shall not apply to the purchase of standard commercial supplies or raw materials. Contractor shall, as soon as practicable after execution of this Agreement, and, as applicable throughout the Term of this Agreement, notify Con Edison in writing of any subcontractor proposed to be utilized for the performance of any work hereunder. Contractor shall not be relieved of any obligations hereunder by reason of any such approved subcontracting.

B. Contractor shall, notwithstanding Con Edison’s approval of any work to be subcontracted or any subcontractor, be as fully responsible for the acts and omissions of its subcontractors and their agents as it is for its own acts and omissions. Should any approved subcontractor fail to perform to the reasonable satisfaction of Con Edison, Con Edison shall have the right to rescind its approval and to require the work subcontracted to be performed by Contractor or by another approved subcontractor. Nothing contained herein shall create any contractual rights in any subcontractor against Con Edison. Contractor shall cause all subcontracts applicable to the work to be performed hereunder to contain provisions which require the subcontractor to provide the same insurance coverage as is required of Contractor hereunder naming both Con Edison and Contractor as additional insureds. Subcontracts shall provide for Contractor the same rights against the subcontractor as Con Edison has hereunder against Contractor and shall expressly state that such provisions shall also be for the benefit of Con Edison.

23. Liens. Contractor shall save harmless and indemnify Con Edison against all claims, liens or attachments growing out of the demands of subcontractors, mechanics, workmen, materialmen and furnishers of machinery, equipment, tools, or supplies, including commissary, in connection with the work performed or to be performed under this Agreement. Contractor shall cause all work to be performed so as to maintain Con Edison and its property free and clear of all liens, claims, and encumbrances, and shall furnish Con Edison a certification to that effect upon request. Contractor shall furnish Con Edison a Waiver of Liens in full with the presentation of Contractor’s final invoice for payment. The final payment to be made to Contractor hereunder shall not become due until Contractor furnishes a Waiver of Lien. Contractor may, if any of its subcontractors or suppliers refuse to furnish a Waiver of Lien, furnish a bond reasonably satisfactory to Con Edison indemnifying Con Edison against any lien. If required by Con Edison, Contractor shall furnish Con Edison, in addition to the Waiver of Lien, an affidavit stating that, so far as Contractor has knowledge, the Waiver of Lien includes all labor and material for which a lien could be filed. Con Edison may withhold from payment an amount sufficient to protect Con Edison and its property against any claims filed in court, or any liens or attachments. Con Edison may withhold from payment an amount sufficient to protect Con Edison and its property against any claims, liens or attachments. If any claim, lien or attachment remains unsatisfied after final payment has been made to Contractor, Contractor shall refund to Con Edison all monies that Con Edison may be compelled to pay in discharging such claim, lien or attachment, including all costs and attorneys’ fees.

24. Confidentiality. Except to the extent that disclosure may be required by applicable laws, rules, regulations or judicial or governmental agency orders or judgments, each Party (the “Obtaining Party”) agrees that it will not disclose to any third party any confidential information concerning the customers, trade secrets, methods, processes or procedures or any other confidential business or financial information of the other Party (the “Other Party”) that are clearly marked “confidential” by the Other Party and that the Obtaining Party obtains as a result of the performance of this Agreement. The foregoing obligation does not apply to any information: (i) which, at the time that Obtaining Party obtains it as a result of performance hereunder, is generally available to the public; (ii) which, after the Obtaining Party obtains it as a result of performance hereunder, becomes generally available to the public by publication or otherwise through no fault of the Obtaining Party; (iii) which the Obtaining Party can show by written record was in its possession prior to obtaining it as a result of performance hereunder; (iv) which the Obtaining Party can show by written record was received by it from a non-party to this Agreement after the time that the Obtaining Party obtained it as a result of performance hereunder and (A) such non-party imposes no obligation of confidentiality upon the Obtaining Party concerning such information, and (B) to the knowledge of the Obtaining Party, such non-party (y) did not acquire any such information directly or indirectly from the Other Party, and (z) is not subject to an obligation of confidentiality with regard to such information; or (v) which the Obtaining Party can show by written record was independently developed by it after the time the Obtaining Party obtained it as a result of performance hereunder other than in connection with an attempt to duplicate the information previously received. The obligations under this Section 24 shall not affect the right of Con Edison to use information obtained from Contractor as a result of performance hereunder for its own research purposes. The obligations under this Section 24 shall survive the expiration or earlier termination of this Agreement.

25. Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each of the Parties hereto; provided, however, that neither Party shall assign or transfer, whether by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of the other Party and any purported assignment without such consent shall be void.

26. Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and any prior or contemporaneous oral or written understandings, promises, representations or warranties relating to such subject matter are merged herein and superseded hereby.

27. Waiver; Modification. This Agreement may be modified only by a writing signed by an authorized representative of each Party. No waiver of any right under this Agreement shall be effective unless in writing and signed by an authorized representative of the Party granting such waiver and such waiver shall be effective only with respect to the particular event expressly referred to in such signed writing. Notwithstanding the immediately preceding sentence, a waiver shall also arise from such failures to act as this Agreement may expressly provide constitute a waiver.

28. Governing Law; Consent To Jurisdiction And Service; Waiver Of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York determined without reference to principles of conflicts or choice of law (other than Section 5-1401 of the New York General Obligations Law). Each Party agrees to submit to the exclusive jurisdiction of the Courts of the State of New York and of the United States situated within the Borough of Manhattan in the City and State of New York for any legal or equitable proceeding arising from or relating to or connected with this Agreement and waives any claim, defense or objection that any such proceeding in any such court has been brought in an incorrect or inconvenient venue or forum. Contractor agrees that service of process on it and its successors and permitted assigns in relation to such jurisdiction may be made, at the option of Con Edison, by certified or registered mail, return receipt requested, addressed to the address for Notices pursuant to Section 21 hereof or by actual personal delivery to such address. Service of process on Contractor may also be effected in any manner permitted by applicable law. EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM OR RELATING TO OR CONNECTED WITH THIS AGREEMENT.

29. Relationship Of Parties. This Agreement does not create, and shall not be construed to create, a joint venture, partnership, association, principal-agent, or employer-employee relationship between the Parties. Neither Party, by virtue of this Agreement, shall have any right, power, or authority to enter into any agreement or undertaking for or on behalf of, to act on behalf of, to act as or be an agent, employee, or representative of, or to otherwise bind, act for, or represent the other Party. As to Con Edison, Contractor is an independent contractor with respect to all work and services under this Agreement.

30. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

31. Severability. Every provision of this Agreement is intended to be severable. If any provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, it shall be enforced to the fullest extent permitted by law, any such illegality, invalidity or unenforceability shall not affect the other provisions hereof, and such other provisions shall remain binding, enforceable, and in full force and effect.

32. Interpretation. When reference is made in this Agreement to any Section or Exhibit, such reference is to a Section or Exhibit of this Agreement unless otherwise indicated. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be deemed to have been jointly prepared by the Parties hereto and the provisions hereof shall not be construed in favor of or against any Party on account of its participation in such preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

33. Binding When Executed And Delivered; Counterparts; Delivery Of Agreement By Facsimile. This Agreement shall not be binding upon a Party until it is executed and delivered by that Party to the other Party hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement and any counterpart thereof may be delivered via facsimile, it being the express intent of the Parties that this Agreement and any counterpart thereof delivered via facsimile (together with the signatures thereon) shall have the same force and effect as if they were originals.

34. Letter of Introduction. Con Edison agrees to provide Contractor with a “letter of introduction” on Con Edison letterhead, which indicates that Con Edison has entered into this Agreement with Contractor for load reductions in the applicable Electric Network resulting from the installation of Contract DSM Measures. Such letter of introduction will also contain a disclaimer of any responsibility of Con Edison for any Contract DSM Measures that are installed in the premises of the Contractor’s customers, including statements that any arrangements made by Contractor and Contractor’s customers with respect to the installation of Contract DSM Measures shall be between Contractor and its customers and that Con Edison shall not be a party to those arrangements or have any responsibility relating to those arrangements or any Contract DSM Measures that are installed. Con Edison agrees to permit Contractor to show, or give a copy of, such letter of introduction to prospective customers of Contractor in whose premises Contractor desires to install Contract DSM Measures in furtherance of its obligations under this Agreement.

35. FAR Clauses. To the extent they may be applicable to the Agreement, Contractor shall comply with Federal Acquisition Regulation (“FAR”) clause 52.203-6, “Restrictions On Subcontractor Sales To The Government (Jul 1985)”, FAR clause 52.203-7, “Anti-Kickback Procedures (Oct 1988)”, FAR clause 52.203-11, “Certification And Disclosure Regarding Payments To Influence Certain Federal Transactions (Apr 1991)”, FAR clause 52.203.12, “Limitation On Payment To Influence Certain Federal Transactions (Jan 1990)”, FAR clause 52.219-8, “Utilization Of Small business Concerns and Small Disadvantaged Business Concerns (Feb 1990)”; FAR clause 52.219-9, “Small Business And Small Disadvantaged Business Subcontracting Plan (Jan 1991)”, FAR clause 52.222-26, “Equal Opportunity (Apr 1984)”, FAR clause 52.222-35, “Affirmative Action For Special Disabled And Vietnam Era Veterans (Apr 1984)”, FAR clause 52.222-36, “Affirmative Action For Handicapped Workers (Apr 1984)”, FAR clause 52.222-37, “Employment Reports On Special Disabled Veterans And Veterans Of the Vietnam Era Jan 1988)”, FAR clause 52.223-2, “Clean Air And Water (1984)”. Contractor certifies that neither it nor its principals is debarred, suspended or proposed for debarment by the Federal Government, that it does not and will not maintain or provide for its employees any segregated facilities (i.e., facilities that are segregated on the basis of race, color, religion, or national origin) at any of its establishments, and that it does not permit and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained.

36. Set-off. Con Edison shall have the right to set off against any sums due Contractor under this Agreement any claims Con Edison may have against Contractor under this Agreement, without prejudice to the rights of the parties in respect of such claims.

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement as of the date first written above.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. (“Con Edison”)		PUBLIC ENERGY SOLUTIONS, LLC (“Contractor”)

By:	/s/ John Miksad	By:	/s/ Keith S. Hartman
Name:	John Miksad	Name:	Keith S. Hartman
Title:	SVP, Electric Operations	Title:	President

Exhibit 10.2

Confidential Treatment

Requested

Exhibit A

Eligible DSM Measures

Contractor, in accordance with this Agreement, shall cause one or more of the DSM Measures listed below to be installed in the premises of Con Edison customers located in the Electric Networks described in Exhibit B, excluding measures in new construction or total renovation. Contractor may add new DSM Measures to the list below with the written approval of Con Edison, which approval shall not be unreasonably withheld. All lighting DSM measures shall be installed using hard wired fixtures, permanent socket modifiers or locking devices that prevent or discourage the replacement of higher efficiency lighting measures by those lighting applications that were replaced. Any equipment upgrades are to be comprised of the physical replacement of parts, which by changing the design of the equipment, make the resulting equipment more efficient. Operating and maintenance work such as chiller tube cleaning or filter replacement is ineligible. The DSM Measures are the following:

•	Replace incandescent fixtures or HID or Metal Halide with lower wattage fluorescent or Metal Halide fixtures or lower wattage lighting systems.

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Replace incandescent lamps with hard-wired compact fluorescent (“CFL”) and screw-in CFLs fitted with mechanical clip restraints to prevent replacement except for CFLs having the same characteristics pursuant to an agreement between Contractor and the customer.

•	Replace incandescent exit signs with LED exit signs or lower wattage than existing exit signs.

•	Replace existing ballasts with higher efficiency ballasts.

•	Replace fluorescent fixture with high efficiency lamp and high efficiency ballast.

•	Replace existing motors with newly installed higher efficiency motors.

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Replace electric air conditioning with newly installed more efficient units or upgrades which increase the efficiency of air conditioning units (Pursuant to the PSC’s March 16, 2006 Order in Case 04-E-0572, demand management incentives under this program will not be available for the installation of electric chillers to customers served by, or otherwise located on, Con Edison’s steam system.)

•	Replace electric air conditioning with newly installed gas air conditioning.

•	Replace existing electric water heaters with alternative fueled water heaters or with heat pump water heaters.

•	Replace electric refrigeration with more efficient units or upgrades which increase the efficiency of refrigeration units. Replace electric refrigeration with gas or steam refrigeration.

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Install clean distributed generation (“DG”). (To qualify as “clean DG” under this Agreement, the requirements set forth below must be satisfied.) All DG installations operating in parallel with Con Edison’s system must comply with Con Edison’s applicable interconnection specifications, which are available at www.coned.com/dg. Please note in particular that there are some areas where parallel synchronous DG cannot be installed on the primary service without fault current mitigation.

In addition, where thermal recovery would displace or offset Con Edison steam in the steam system service territory an additional review will be conducted by Con Edison to determine if the project would be detrimental to the steam system and the project will not qualify if such determination is made.

DG also has to provide “physical assurance,” i.e., the application of devices and equipment that automatically interrupt a DG customer’s normal load when DG does not perform as contracted. For example, an equal amount of customer load to the DG capacity would be interrupted to prevent adverse consequences to the distribution system and to other customers.

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Replace electric air conditioning with newly installed steam air conditioning or install steam air conditioning in new construction, except that steam chillers installed as part of a hybrid configuration will be required to comply with the “physical assurance” requirement above applicable to DG.

•	Install thermal storage for on-peak cooling. Such installations will be required to comply with the “physical assurance” requirement applicable to DG.

(Note: As part of the DSM Measures Implementation Reports that Contractor must submit to Con Edison, Contractor is to obtain from customers and submit to Con Edison an acknowledgement from the customer stating that the customer understands that Con Edison will not be supplying backup service for the electric load reduction provided by the DG.

Requirements for Clean DG*

1.	DG facilities shall not emit, at any time, more than 1.6 pounds of nitrous oxide per megawatt-hour. For a combined heat and power facility, thermal recovery will be considered as a credit.

2.	DG facilities shall comply with the National Fire Protection Association standards for stationary combustion engines and gas turbines or equivalent local code requirements.

3.	DG facilities located within New York City shall comply with: (a) the New York City Building Code and the regulations for chimney heights and locations; and (b) the New York City Noise Code.

4.	DG facilities located in Westchester County shall comply with: (a) the New York State Fuel Gas Code; and (b) local noise codes, or, where no such codes exist, the same standards contained in the New York City Noise Code.

5.	Distance requirements for DG facilities: To avoid significant air quality impacts at nearby receptors, all DG projects shall comply with the following minimum distances between the projects’ stacks and the receptors, with the distances based on the size of the projects, as shown on Figure 1 below.

*

Reference: New York Public Service Commission Case 04-E-0572 – Proceeding on Motion of the Commission as to the Rates, Charges, Rules and Regulations of Consolidated Edison Company of New York, Inc. for Electric Service. Order On Demand Management Action Plan (Issued and Effective March 16, 2006).

For example, for a facility with a generating capacity of 0.5 megawatts or less, no significant impacts are predicted at or beyond thirty (30) feet from the exhaust stack to a sensitive receptor; for a facility with a generating capacity of 0.5 megawatts to 1 megawatt, no significant impacts are predicted at or beyond forty (40) feet from the exhaust stack to a sensitive receptor.

Exhibit B

Electric Networks;

Contract Load Reduction Guaranty Per

Electric Network Period; Security B Amounts

	3/1/2010 LRCD to 2/28/2012_ LRED	3/1/2011 LRCD to 2/28/2012_ LRED	3/1/2012 LRCD to 2/28/2013_ LRED

Load Areas/Networks (“Electric Network” as defined in the Agreement)

***	*** KW CLRG (Security B Amount of $*** due on or before 1/1/2010)	*** KW CLRG (Security B Amount of $*** due on or before 1/1/2011)	*** KW CLRG (Security B Amount of $*** due on or before 1/1/2012)

Key/Notes:

LRCD = Load Reduction Commencement Date

LRED = Load Reduction Expiration Date

KW = kilowatts

CLRG = Contract Load Reduction Guaranty

N/A = Not Applicable

All Contract Load Reduction Guaranties shown above for any Electric Network Period (the period applicable to a particular “Electric Network” as defined in the Agreement (i.e., those areas indicated in the first column above) that commences on a particular Load Reduction Commencement Date (i.e., the respective dates preceding “LRCD” in the headings for each Electric Network in the table above) are incremental to the Contract Load Reduction Guaranties for Electric Network Periods (relating to the same Electric Network) with earlier Load Reduction Commencement Dates.

Borders of Load Areas/Electric Networks

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Contractor shall submit to Con Edison the addresses and account numbers of potential customers located on a street, avenue or road serving as a geographical border between load areas/electric networks (“Border Locations”) so that Con Edison may verify that load reductions resulting from Contract DSM Measures to be installed at such locations are eligible to be counted towards Contractor’s achievement of the applicable Contract Load Reduction Guaranty since such Border Locations may be part of one or another load area/electric network and, on rare occasions, particular circumstances (including those attending a repair or replacement of electric connection to a location) may have dictated that a location within the borders of a load area/electric network, be electrically connected to a different load area/electric network. In cases where Con Edison informs Contractor that the address submitted by Contractor does not match the address under which a Con Edison customer is listed in Con Edison’s data systems that are electronically searchable by address, Contractor will be so informed and, in such cases, Contractor shall submit to Con Edison the Con Edison customer account number applicable to the location at issue in order for the verification referenced in the preceding sentence to be made. Con Edison will respond to Contractor’s submission of addresses and to Contractor’s submission of addresses and account numbers within ten (10) days of receipt of the submission. Notwithstanding the foregoing Contractor shall only be required to submit the account number for a potential customer relating to a Residential Site (as defined in Exhibit G) if such account number is known to Contractor.

Exhibit C

Price

Subject to the provisions of this Agreement, the price to be paid per KW of load reduction (resulting from Contract DSM Measures) achieved in each Electric Network Period relating to the *** Load Area is $***.

Additional Price

Subject to the provisions of this Agreement, the applicable Additional Price to be paid per KW of Excess Load Reduction (resulting from Contract DSM Measures) achieved in each Electric Network Period relating to the *** Load Area is $***.

Exhibit D

M&V Procedures

Methodology For Calculating Load Reductions Resulting From Contract DSM Measures

Methodology:

Subject to the Notes below: (i) the load reductions resulting from the installation and operation of Contract DSM Measures shall be calculated for each individual Contract DSM Measure by comparing the nameplate data or the manufacturer’s specification data for peak KW demand by the equipment (the “Existing Equipment”) being replaced with the nameplate data or the manufacturer’s specification data for peak KW demand by the Contract DSM Measure replacing it; and (ii) the positive difference, if any, between the nameplate data or the manufacturer’s specification data for peak KW demand by the Existing Equipment and the nameplate data or the manufacturer’s specification data for peak KW usage by the Contract DSM Measure that is replacing such Existing Equipment shall be the load reduction resulting from such Contract DSM Measure.

Notes:

1. In the event that both the nameplate data and the manufacturer’s specification data for peak KW demand are available, the nameplate data shall govern in the case of any inconsistency between the two.

2. In the event that nameplate data or the manufacturer’s specification data for peak KW demand by the Existing Equipment or by the Contract DSM Measure is not available, the Parties shall substitute therefor the peak KW demand data for the equipment at issue (i.e., for the Existing Equipment and/or for the Contract DSM Measure, as applicable) that was utilized in NYSERDA’s Commercial and Industrial Performance Program (or other applicable NYSERDA Program) for such equipment as of the date that such equipment was installed. If such information from NYSERDA is not available, data from other sources may be used if approved by Con Edison.

3. For Existing Equipment that has been made inoperable by the customer (e.g., delamping) or is not utilized in the ordinary course by the customer, no load reduction will be deemed to result from the installation and operation of Contract DSM Measures that replace such Existing Equipment.

4. For Existing Equipment that has failed (as opposed to being made inoperable or not utilized in the ordinary course by the customer) and needs to be replaced (e.g., a burned out lamp), the load reduction, if any, resulting from the Contract DSM Measure will be calculated based on the methodology described above as though the Existing Equipment were operable.

5. The nameplate data and manufacturer’s specification data for peak KW demand of Contract DSM Measures consisting of fuel switching measures shall be deemed to be zero.

6. For Contract DSM Measures consisting of DG measures that result in an entire premises being isolated from Con Edison’s electric system such that power from such system no longer supplies such premises, the methodology described above shall not be used and the load reduction resulting from such Contract DSM Measures shall be deemed to be equal to the summer peak load at such premises immediately prior to the installation of such Contract DSM Measures.

7. For Contract DSM Measures consisting of DG measures that result in some electrical powered equipment in a premises no longer being eligible to receive power from Con Edison when the DG facility is not operating, the methodology described above shall not be used and the load reduction resulting from such Contract DSM Measures shall be deemed to be equal to the nameplate data or manufacturer’s specification data for peak KW demand by such equipment; provided, however, that if such nameplate data or manufacturer’s specification data is not available, the Parties shall substitute therefore peak KW usage determined in accordance with Note 2 above.

Exhibit E

Summer Peak Periods

For each Electric Network Period, the peak period during which the Contract DSM Measures are required to achieve load reductions is between the hours of 12:00 noon and 6:00 p.m. Eastern Prevailing Time (the “Applicable Hours”), Monday through Friday (other than holidays) during the period May 1 to September 30 of each year (each, a “Summer Weekday”). Contractor shall provide Con Edison with documentation evidencing that the Contract DSM Measures are utilized at some time during the Applicable Hours of each Summer Weekday (e.g., a customer’s certification that its hours of occupancy/business hours at the portion of its premises utilizing the Contract DSM Measures at least partially fall within the Applicable Hours of each Summer Weekday, together with the customer’s statement that this is expected to continue in the future) such that it is appropriate to credit the load reductions resulting from such Contract DSM Measures towards Contractor’s obligations under this Agreement pertaining to achieving load reductions. In the event that a customer does not operate one or more end uses with installed Contract DSM Measures each Summer Weekday, then the customer shall certify the number of Summer Weekdays the applicable end use is not used per year. Subject to documentation or other evidence indicating that the contrary is true, Contract DSM Measures consisting of increased efficiency or alternate fuel refrigeration, water heating, and air conditioning will be deemed to be in use during the Applicable Hours of each Summer Weekday.

Exhibit 10.2

Confidential Treatment

Requested

Exhibit F

Form of DSM Measures Implementation Report

See attached

Exhibit 10.2

Confidential Treatment

Requested

Exhibit G

Residential Site Inspection

The following inspection procedures shall apply to Pre-Installation Inspections and Post-Installation Inspections for residential sites (“Residential Sites”). For purposes of this Agreement, “Residential Sites” shall mean 1-4 family homes, individual apartments in buildings of five (5) or more units, the common areas of multi-family dwellings with living areas which qualify as Residential Sites hereunder and any other site which both Parties agree in writing to treat as a Residential Site. The limitations in Section 8 on the number of inspections that Con Edison is obligated to perform shall not apply to Residential Sites.

Ride-Along Inspections

The primary procedure to be used for inspections for Residential Sites shall be “Ride-Alongs” in which Con Edison and/or its representative shall accompany Contractor and/or its representative when existing equipment is being removed (a “Removal”) and Contract DSM Measures are being installed (a “Replacement”). At each Residential Site, Con Edison and/or its representative and Contractor and/or its representative shall sign an inspection report based on the wattages and number of Removals and Replacements. The results, as determined by Con Edison, shall be final and binding on Contractor. For purposes of this Agreement, if Con Edison and/or its representative is present at a Removal and Replacement of the equipment removed at such Removal, then such Removal and Replacement shall be deemed to be a Pre-Installation Inspection and a Post-Installation Inspection, respectively. Contractor shall notify Con Edison of the expected number of Removals and Replacements, the locations thereof and the projected hours needed therefor with respect to each week by the close of business on Monday of the immediately preceding week.

Tag and Bag Inspections

In the event Con Edison determines, in its sole discretion, that a Ride-Along Inspection cannot take place or that wattages cannot be determined as a result thereof for a Residential Site, then Contractor shall complete Removals and Replacements at such Residential Site, recording the data and securing an inspection report signed by the customer. Contractor shall retain all such Removals in a container which is sealed at the Residential Site where the Removal took place with the customer inspection report stapled (or otherwise attached) to the container (e.g., a clear plastic bag). Contractor shall retain the container for a minimum of two (2) full weeks following the reporting of such Removal and Replacement to Con Edison. Con Edison shall, on a weekly basis, inspect the sealed containers to verify that the contents match the wattages of the Removals reported on the applicable DSM Implementation Report and Post-Installation Inspection Report. Such inspection by Con Edison shall be deemed to be the Pre-Installation Inspection and Post-Installation Inspection for such Residential Site. Con Edison’s determinations shall be final and binding on Contractor.

Notwithstanding the foregoing, Con Edison may, in its reasonable discretion after consultation with Contractor, modify or otherwise change any or all of the inspection procedures for Residential Sites.

Exhibit 10.2

Confidential Treatment

Requested

Exhibit H

Form of Post-Installation Inspection Report

See attached